                                   EXHIBIT 10
                       FIRST AMENDMENT TO CREDIT AGREEMENT
                       -----------------------------------

         THIS FIRST AMENDMENT TO Credit Agreement (this "Agreement"), dated as of August 6, 2001, is by and among P. H. GLATFELTER COMPANY, a Pennsylvania corporation (the "Company"), various Subsidiaries of the Company party hereto (the "Subsidiary Borrowers" and, together with the Company, the "Borrowers"), the financial institutions party to the Credit Agreement (as defined below), in their capacities as lenders (collectively, the "Lenders," and each individually, a "Lender"), and Bankers Trust Company, as agent (the "Agent") for the Lenders.

                              W I T N E S S E T H :
                              - - - - - - - - - -

         WHEREAS, the Borrowers, the Lenders and the Agent are parties to that certain Credit Agreement dated as of December 22, 1997 (as heretofore and hereafter amended, restated, supplemented or otherwise modified and in effect from time to time, the "Credit Agreement"), pursuant to which the Lenders have provided to the Borrowers credit facilities and other financial accommodations;

         NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, and other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Defined Terms. Terms capitalized herein and not otherwise defined herein are used with the meanings ascribed to such terms in the Credit Agreement.

         2. Amendments to Credit Agreement. The Credit Agreement is, as of the Effective Date (as defined below), hereby amended as follows:

                  (a) Section 1.1 of the Credit Agreement is amended by inserting a new sentence at the end of the definition of "Consolidated Net Income" and "Consolidated Net Loss" appearing in such Section as follows:

                  "Notwithstanding anything to the contrary, there shall also be excluded from the calculation of Consolidated Net Income the loss of $50,000,000 recorded in the Fiscal Quarter ended June 30, 2001 and a loss of up to $15,000,000 to be recorded in the Fiscal Quarter ended September 30, 2001, in each case resulting from the write-down of the book value of the assets used in the Ecusta Division of the Company."

                  (b) Schedule 6.16 to the Credit Agreement is hereby amended by deleting such schedule in its entirety and replacing such schedule with Schedule
6.16 attached hereto.

         3. Representations and Warranties. In order to induce the Agent and the Lenders to enter into this Agreement, each Borrower hereby represents and warrants to the Agent and the Lenders, in each case after giving effect to this Agreement, as follows:

                  (a) Each Borrower has the right, power and capacity and has been duly authorized and empowered by all requisite corporate or limited liability company and shareholder or member action to enter into, execute, deliver and perform this Agreement and all agreements, documents and instruments executed and delivered pursuant to this Agreement.

                  (b) This Agreement constitutes each Borrower's legal, valid and binding obligation, enforceable against it, except as enforcement thereof may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law or otherwise).

                  (c) The representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects at and as of the Effective Date as though made on and as of the Effective Date (except to the extent specifically made with regard to a particular date, in which case such representation and warranty is true and correct in all material respects as of such earlier date).

                  (d) Each Borrower's execution, delivery and performance of this Agreement do not and will not violate its Articles or Certificate of Incorporation or By-laws, any law, rule, regulation, order, writ, judgment, decree or award applicable to it or any contractual provision to which it is a party or to which it or any of its property is subject.

                  (e) No authorization or approval or other action by, and no notice to or filing or registration with, any governmental authority or regulatory body (other than those which have been obtained and are in force and effect) is required in connection with the execution, delivery and performance by the Borrowers or any other Credit Party of this Agreement and all agreements, documents and instruments executed and delivered pursuant to this Agreement.

                  (f) No Event of Default or Unmatured Event of Default exists under the Credit Agreement or would exist after giving effect to this Agreement.

         4. Conditions to Effectiveness of Waiver. This Agreement shall become effective on the date (the "Effective Date") each of the following conditions precedent is satisfied:

                  (a) Execution and Delivery. The Borrowers, the Agent and the Required Lenders shall have executed and delivered this Agreement, the Company shall have executed and delivered an Officers Certificate in the form of Exhibit A attached hereto and the Company and the Subsidiary Guarantors shall have executed and delivered a Reaffirmation of Guarantee in the form of Exhibit B attached hereto.

                  (b) No Defaults. After giving effect to this Agreement, no Event of Default or Unmatured Event of Default under the Credit Agreement shall have occurred and be continuing.

                  (c) Representations and Warranties. After giving effect to this Agreement, the representations and warranties of the Borrowers and the other Credit Parties contained in this Agreement, the Credit Agreement and the other Loan Documents shall be true and correct in all material respects as of the Effective Date, with the same effect as though made on such date, except to the extent that any such representation or warranty relates to an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date.

                  Promptly upon satisfaction of the foregoing conditions precedent, the Agent will notify the Company as to the Effective Date.

         5. Miscellaneous. The parties hereto hereby further agree as follows:

                  (a) Costs, Expenses and Taxes. The Borrowers hereby agree to pay all reasonable fees, costs and expenses of the Agent incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby, including, without limitation, the reasonable fees and expenses of Winston & Strawn, counsel to the Agent.

                  (b) Counterparts. This Agreement may be executed in one or more counterparts, each of which, when executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same document with the same force and effect as if the signatures of all of the parties were on a single counterpart, and it shall not be necessary in making proof of this Agreement to produce more than one (1) such counterpart.

                  (c) Headings. Headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

                  (d) Integration. This Agreement and the Credit Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof.

                  (e) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS AND DECISIONS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO CONFLICT OF LAWS PRINCIPLES).

                  (f) Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the Borrowers, the Agent and the Lenders and their respective successors and assigns. Except as expressly set forth to the contrary herein, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the Borrowers, the Agent and the Lenders and their respective successors and permitted assigns.

                  (g) Amendment; Waiver. The parties hereto agree and acknowledge that nothing contained in this Agreement in any manner or respect limits or terminates any of the provisions of the Credit Agreement or any of the other Loan Documents other than as expressly set forth herein and further agree and acknowledge that the Credit Agreement (as amended hereby) and each of the other Loan Documents remain and continue in full force and effect and are hereby ratified and confirmed. Except to the extent expressly set forth herein, the execution, delivery and effectiveness of this Agreement shall not operate as a Agreement of any rights, power or remedy of the Lenders or the Agent under the Credit Agreement or any other Loan Document, nor constitute a Agreement of any provision of the Credit Agreement or any other Loan Document. No delay on the part of any Lender or the Agent in exercising any of their respective rights, remedies, powers and privileges under the Credit Agreement or any of the Loan Documents or partial or single exercise thereof, shall constitute a Agreement thereof. On and after the Effective Date each reference in the Credit Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import, and each reference to the Credit Agreement in the Loan Documents and all other documents delivered in connection with the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby. The Borrowers acknowledge and agree that this Agreement constitutes a "Loan Document" for purposes of the Credit Agreement, including, without limitation, Section 10.1 of the Credit Agreement. None of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner, whatsoever, except in accordance with
Section 12.1 of the Credit Agreement.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

                            [signature page follows]

  P. H. GLATFELTER COMPANY                                    PHG TEA LEAVES, INC.

  /s/ C. Matthew Smith                                        /s/ C. Matthew Smith
  ---------------------------------                           --------------------
  C. Matthew Smith                                            C. Matthew Smith
  Chief Financial Officer                                     President


  PHG VERWALTUNGSGESELLSCHAFT mbH (formerly named             S&H VERWALTUNGSGESELLSCHAFT mbH (formerly named
  RABOISEN 209, VERMOGENSVER-                                 RABOISEN 210, VERMOGENSVER-
  WALTUNGSGESELLSCHAFT mbH)                                   WALTUNGSGESELLSCHAFT mbH)

  /s/ C. Matthew Smith                                        /s/ Gerhard Federer
  ---------------------------------                           -------------------
  C. Matthew Smith                                            Gerhard Federer
  Managing Director                                           Managing Director


  BANKERS TRUST COMPANY,                                      ALLFIRST BANK
  individually and as Agent
                                                              /s/ Kellie M. Matthews
  /s/ Robert R. Telesca                                       ----------------------
  ---------------------------------                           Kellie M. Matthews
  Robert R. Telesca                                           Senior Vice President
  Vice President


  DEUTSCHE BANK AG,                                           DEUTSCHE BANK AG,
  New York Branch a/o Cayman Island Branch                    New York Branch a/o Cayman Island Branch

  /s/ Hans-Josef Thiele                                       /s/ Christian Dauwitz
  --------------------                                        ---------------------
  Hans-Josef Thiele                                           Christian Dauwitz
  Director                                                    Vice President


  PNC BANK, NATIONAL ASSOCIATION                              FIRST UNION NATIONAL BANK

  /s/ Eric G. Erickson                                        /s/ Andrew Phelps
  ---------------------------------                           -----------------
  Eric G. Erickson                                            Andrew Phelps
  Vice President                                              Vice President


  WACHOVIA BANK                                               MELLON BANK, N.A.

  /s/ Anne L. Sayles                                          /s/ Michael J. Gillig
  ---------------------------------                           ---------------------
  Anne L. Sayles                                              Michael J. Gillig
  Senior Vice President                                       Vice President


                                    EXHIBIT A

                             CERTIFICATE OF OFFICER
                             ----------------------

         I, the undersigned, Chief Financial Officer of P. H. GLATFELTER COMPANY, a Pennsylvania corporation (the "Company"), in accordance with Section 4(a) of that certain First Amendment to Credit Agreement dated as of August 6, 2001 (the "Agreement") among the Company, the Subsidiary Borrowers party thereto, Bankers Trust Company, as Agent, and the financial institutions party to the Credit Agreement (as defined in the Agreement), do hereby certify on behalf of the Borrowers the following:

         1. The representations and warranties set forth in Section 3 of the Agreement are true and correct in all material respects as of the date hereof except to the extent such representations and warranties are expressly made as of a specified date in which event such representations and warranties were true and correct in all material respects as of such specified date;

         2. No Event of Default or Unmatured Event of Default has occurred and is continuing after giving effect to the Agreement; and

         3. The conditions of Section 4 of the Agreement have been fully satisfied.

         Unless otherwise defined herein, capitalized terms used herein shall have the meanings set forth in the Agreement.

         IN WITNESS WHEREOF, the undersigned has duly executed and delivered on behalf of the Borrowers this Certificate of Officer on this 6th day of August, 2001.

                                           P. H. GLATFELTER COMPANY


                                           By: /s/ C. Matthew Smith
                                              ----------------------------------
                                                   C. Matthew Smith
                                                 Chief Financial Officer

                                    EXHIBIT B

                           REAFFIRMATION OF GUARANTEE
                           --------------------------

         Each of the undersigned acknowledges receipt of a copy of the First Amendment to Credit Agreement (the "Agreement"; capitalized terms used herein shall, unless otherwise defined herein, have the meanings provided in the Agreement) dated as of August 6, 2001, by and among P. H. Glatfelter Company, a Pennsylvania corporation (the "Company"), the Subsidiary Borrowers party thereto, Bankers Trust Company, as agent, and the financial institutions party to the Credit Agreement (as defined in the Agreement) as Lenders, consents to such Agreement and each of the transactions referenced in the Agreement and hereby reaffirms its obligations under the Company's guaranty set forth in
Article XIII of the Credit Agreement or the Subsidiary Guaranty, as applicable.

Dated as of August 6, 2001.

                                            PHG TEA LEAVES, INC.

                                            /s/ C. Matthew Smith
                                            ------------------------------------
                                            C. Matthew Smith
                                            President


                                            THE GLATFELTER PULP WOOD COMPANY

                                            /s/ Markus R. Mueller
                                            ------------------------------------
                                            Markus R. Mueller
                                            Secretary

                                  Schedule 6.16


                              Environmental Matters

                              ---------------------

The Company is subject to loss contingencies resulting from regulation by various federal, state, local and foreign governmental authorities with respect to the environmental impact of air and water emissions and noise from its mills, as well as the disposal of solid waste generated by its operations. To comply with environmental laws and regulations, the Company has incurred substantial capital and operating expenditures in past years. The Company anticipates that environmental regulation of its operations will continue to become more burdensome and that capital and operating expenditures will continue, and perhaps increase, in the future. In addition, the Company may incur obligations to remove or mitigate any adverse effects on the environment resulting from its operations, including the restoration of natural resources, and liability for personal injury and damage to property, including natural resources. Because environmental regulations are not consistent worldwide, the Company's ability to compete in the world marketplace may be adversely affected by capital and operating expenditures required for environmental compliance.

Subject to permit approval, the Company has undertaken an initiative under the Voluntary Advanced Technical Incentive Program of the United States Environmental Protection Agency ("EPA") to comply with the new "Cluster Rule" regulations. This initiative, the Company's "New Century Project," will require capital expenditures currently estimated at approximately $30,000,000 to be incurred before April 2004. The Company expects such expenditures to begin during the first quarter of 2002.

On September 7, 2000, the Pennsylvania Department of Environmental Protection ("DEP") issued to the Company a renewed wastewater discharge permit for the Spring Grove mill with an effective date of October 1, 2000. The renewed permit calls for reductions in the mill's discharge of color that the Company believes cannot be achieved at this time without a curtailment of operations. On September 7, 2000, DEP also issued to the Company an administrative order calling for achievement of the limitations in the permit on a schedule extending until 2007. Both the permit and the order contemplate adoption of an alternative limitation on color which would be less stringent. The Company expects to be able to meet the alternative limitation without a curtailment of operations under the schedule set forth in the order. Under the schedule set forth in the permit, however, the Company would not have been able to meet the alternative limitation without a curtailment of operations. The Company has appealed the permit and the order to the Pennsylvania Environmental Hearing Board. After an evidentiary hearing, the Board granted a stay of the permit limitation during the pendency of the appeal. The Board did not grant a stay of the alternative limitation because it is not yet in effect, and will not come into effect until a change in the Pennsylvania Water Quality Standard for color is approved; in this case, "approval" includes an approval by EPA. The Pennsylvania Public Interest Research Group and several other parties (collectively "Penn PIRG") have appealed the alternative limitation and have also intervened in the Company's appeal of the permit. The Company has reached a conditional settlement of these administrative matters subject to the settlement of the Penn PIRG litigation described below. If that litigation is settled on the terms currently agreed to, the Company expects to receive a revised permit calling for achievement of the less stringent alternative limitation for color by April 2004.

In June 1999, Penn PIRG brought a citizen suit under the Federal Clean Water Act and Pennsylvania Clean Streams Law seeking a reduction in the Spring Grove mill's discharge of color, civil penalties and reimbursement for costs of litigation. On February 7, 2001, the United States District Court granted partial summary judgment on liability to plaintiffs as to certain claims and granted summary judgment to the Company on others. The Company moved for reconsideration, and the case was stayed pending settlement discussions. The parties have reached a conditional settlement of this case. Under the terms of the settlement, to which the Pennsylvania DEP will become a party, the Company agrees to achieve the less stringent alternative limitation for color by April 2004. In addition, the Company will create a permanent endowment for certain environmental and recreational improvement projects in the Codorus Creek watershed, and the Company will pay Penn PIRG certain amounts that it incurred in litigation expenses related to this lawsuit. The total cost to the Company under this settlement is $2,500,000. A federal consent decree that sets forth some of the terms of this integrated settlement is in the process of execution by the parties. The consent decree must be submitted to the United States Department of Justice for review and then to the Court for review and entry. As the result of those reviews, the terms of the settlement may change, or the consent decree may not be entered by the Court.

In 1999, EPA and DEP issued to the Company separate Notices of Violation ("NOVs") alleging violations of the federal and state air pollution control laws, primarily for purportedly failing to obtain appropriate preconstruction air quality permits in conjunction with certain modifications to the Company's Spring Grove mill. EPA announced that the Company was one of seven pulp and paper mill operators to have received contemporaneously an NOV alleging this kind of violation. EPA and DEP alleged that the Company's modifications produced
(1) significant net emissions increases in certain air pollutants which should have been covered by appropriate permits imposing new emissions limitations, and
(2) certain other violations.

For all but one of the modifications cited by EPA, the Company applied for and obtained from DEP the preconstruction permits which the Company concluded were required by applicable law. EPA reviewed those applications before the permits were issued. DEP's NOV pertained only to the modification for which the Company did not receive a preconstruction permit. The Company conducted an evaluation at the time of this modification, and determined that the preconstruction permit cited by EPA and DEP was not required. The Company has been informed that EPA and DEP will seek substantial emissions reductions, as well as civil penalties, to which the Company believes it has meritorious defenses. Nevertheless, the Company is unable to predict the ultimate outcome of these matters or the costs involved.

The Company faces several related threatened claims arising out of the presence of polychlorinated biphenyls ("PCBs") in sediments in the Fox River below Lake Winnebago and in Green Bay, downstream of the Company's Neenah mill. As described below, various sovereigns have formally notified seven potentially responsible parties ("PRPs"), of which the Company is one, that they are potentially responsible for investigation, cleanup and natural resource damages arising from this contamination under the federal Comprehensive Environmental Response, Compensation and Liability Act and other laws.

The Wisconsin Department of Natural Resources ("DNR") notified the Company and other PRPs informally in 1990 that it wished to pursue cleanup of certain sediments in the Fox River under state law. DNR subsequently asserted claims under federal law as well for cleanup and for natural resource damages. Since 1998, DNR has been performing a remedial investigation and feasibility study ("RI/FS") of the Fox River and Green Bay under contract to the EPA. In February 1999, DNR issued a draft RI/FS report estimating the costs of potential remedies for the Fox River at between $0 and $721,000,000, but did not select a preferred remedy. The Company does not believe that the no action remedy will be selected. The largest components of the costs of certain of the remedial alternatives are attributable to large-scale sediment removal by dredging. There is no assurance that the cost estimates in the draft RI/FS will not differ significantly from actual costs. Under ordinary procedures, the final RI/FS report will be issued along with a proposed remedial action plan ("PRAP"). EPA will consider comments on the PRAP and then will select a remedy for the site. EPA and DNR had stated publicly that the final RI/FS would be issued in 2000. The expected date of issuance was subsequently delayed to the spring of 2001 and has now been further delayed until September 2001.

Based on current information and advice from its environmental consultants, the Company continues to believe that an aggressive effort, as included in certain remedial alternatives in the draft RI/FS, to remove PCB-contaminated sediment, much of which is buried under cleaner material or is otherwise unlikely to move and which is abating naturally, would be environmentally detrimental and, therefore, inappropriate.

In January 1997, DNR, the Wisconsin Department of Justice ("WDOJ"), and the seven PRPs entered into an agreement to conduct a cooperative natural resource damages assessment ("NRDA"). The State of Wisconsin has notified the Company that it intends to terminate the agreement effective August 15, 2001. While that NRDA has not been completed, based upon work conducted to date, DNR and WDOJ have proposed to enter into a settlement with another PRP of its share of the natural resource damages liability. The proposed settlement does not state explicitly the total amount of natural resource damages, but it calls for such other PRP to spend $7,000,000 on resource restoration projects.

The United States Fish and Wildlife Service ("FWS"), the National Oceanic and Atmospheric Administration ("NOAA"), four Indian tribes and the Michigan Attorney General claim to be trustees for natural resources injured by the PCBs in the Fox River and Green Bay. In June 1994, FWS notified the Company and other PRPs that it considered them potentially responsible for natural resource damages. The federal, tribal and Michigan agencies claiming to be trustees have proceeded with the preparation of an NRDA separate from the work performed by DNR. While the final report of assessment will be delayed until after selection of a remedy for the site, on October 25, 2000, the federal trustees released a restoration and compensation determination plan ("RCDP") that estimates natural resource damages for the site at between $176,000,000 and $333,000,000.

The Company is seeking settlement with the Wisconsin agencies and with EPA for all of its liabilities for response actions and natural resource damages associated with the site. The Company believes that the federal, tribal and Michigan natural resource damages claims are without merit, and that the federal NRDA is technically and procedurally flawed. The Company further maintains that its share of any liability as among the seven identified PRPs is much less than one-seventh and that additional responsible parties exist other than the seven identified by the governments.

The Company currently is unable to predict the ultimate costs to the Company related to this matter, because the Company cannot predict which remedy will be selected for the site or the ultimate amount of natural resource damages nor can the Company predict its share of these costs or damages.

The Company continues to believe it is likely that this matter will result in litigation; however, the Company believes it will be able to persuade a court that removal of a substantial amount of PCB-contaminated sediments is not an appropriate remedy. There can be no assurance, however, that the Company will be successful in arguing that removal of PCB-contaminated sediments is inappropriate or that it would prevail in any resulting litigation.

The amount and timing of future expenditures for environmental compliance, cleanup, remediation and personal injury, natural resource damage and property damage liability, including but not limited to those related to the lower Fox River and the Bay of Green Bay, cannot be ascertained with any certainty due to, among other things, the unknown extent and nature of any contamination, the extent and timing of any technological advances for pollution control, the remedial actions which may be required and the number and financial resources of any other PRPs. The Company continues to evaluate its exposure and the level of its reserves, including, but not limited to, its share of the costs and damages (if any) associated with the lower Fox River and the Bay of Green Bay. The Company believes that it is insured against certain losses related to the lower Fox River, depending on the nature and amount thereof. Coverage, which is currently being investigated under reservation of rights by various insurance companies, is dependent upon the identity of the plaintiff, the procedural posture of the claims asserted and how such claims are characterized. The Company does not know when the insurers' investigation as to coverage will be completed.

The Company's current assessment, after consultation with legal counsel, is that ultimately it should be able to resolve these environmental matters without a long-term, material adverse impact on the Company. In the meantime, however, these matters could, at any particular time or for any particular period, have a material adverse effect on the Company's consolidated financial condition, liquidity or results of operations or result in a default under the Company's loan covenants. Moreover, there can be no assurance that the Company's reserves will be adequate to provide for future obligations related to these matters, that the Company's share of costs and/or damages for these matters will not exceed its available resources or that such obligations will not have a long-term, material adverse effect on the Company's consolidated financial condition, liquidity or results of operations.